September
                              26th
                              1 9 9 4








Wyle Laboratories
15370 Barranca Parkway
Irvine, California  92619

          Re:  Registration on Form S-8 of Wyle Laboratories (the
               "Company")


Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 125,000 shares (the "Shares") of Common Stock, without par value, of the Company (the "Common Stock"), to be issued pursuant to the Company's 1993 Eligible Directors' Stock Option Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,


                              /s/ Stephen D. Natcher
                              -------------------------------
                              Stephen D. Natcher
                              Vice President - Administration,
                              General Counsel and Secretary